As filed with the Securities and Exchange Commission on December 10, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kana Software, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	7372	77-0435679
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

181 Constitution Drive

Menlo Park, California 94025

(650) 614-8300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael S. Fields

Chief Executive Officer & Chairman of the Board

Kana Software, Inc.

181 Constitution Drive

Menlo Park, California 94025

(650) 614-8300

(Name, Address Including Zip Code, and Telephone Number; Including Area Code, of Agent for Service)

Copies to:

David K. Michaels, Esq. Fenwick & West LLP 555 California Street San Francisco, California 94104 (415) 875-2300	William A. Bose, Esq. Vice President & General Counsel 181 Constitution Drive Menlo Park, California 94025 (650) 614-8300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,000,000	$2.50	$2,500,000	$76.75

(1)	In accordance to Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, solely for the purposes of calculating the registration fee, upon the basis of the average bid and asked prices of the Registrant’s common stock as quoted on the Over the Counter Bulletin Board on December 3, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED DECEMBER 10, 2007

PROSPECTUS

Kana Software, Inc.

1,000,000 Shares of Common Stock

This prospectus relates to an aggregate of up to 1,000,000 shares of common stock of Kana Software, Inc. that may be resold from time to time by the selling stockholders named on page 16 of this prospectus for their own account. Of the 1,000,000 shares of common stock offered, 300,000 shares of common stock are issued and outstanding, up to 300,000 shares of common stock will be issued to the selling stockholders as described in this prospectus and up to 400,000 shares of common stock will be issued to the selling stockholders only upon the exercise of options to purchase shares of common stock at an exercise price of $3.07 per share.

The selling stockholders acquired and will acquire the shares in connection with the consummation of our acquisition of all membership interests of eVergance Partners, LLC. The selling stockholders may sell the shares directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling stockholders may sell the shares at any time at market prices prevailing at the time of sale or at privately negotiated prices. We will not receive any proceeds from the sale of shares offered by the selling stockholders. If the selling stockholders exercise any of the stock options for cash, we may receive proceeds in the amount of the exercise price of each stock option being exercised. See “Selling Stockholders” and “Plan of Distribution.”

Our common stock is quoted on the Over the Counter Bulletin Board (“OTCBB”) under the symbol “KANA.OB.” On December 7, 2007, the last reported sale price of our common stock on the OTCBB was $2.72 per share.

Investing in our securities involves a high degree of risk. See “ Risk Factors” beginning on page 2 for a discussion of these risks.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2007.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is as of the date on the front cover of this prospectus, but the information may have changed since that date.

SUMMARY

This summary highlights key aspects of the information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” beginning on page 2 before making an investment decision. See “Where You Can Find More Information” to obtain additional information about us and our filings with the Securities and Exchange Commission.

The Company

Kana Software, Inc. (the “Company” or “KANA”) is a leading provider of multi-channel customer service software applications that enable organizations to improve the quality and efficiency of interactions with customers and partners across multiple communication points. Our integrated solutions allow companies to deliver consistent, managed service across all channels, including e-mail, chat, call centers and Web self-service, so customers have the freedom to choose the service they want and how and when they want it. Our target market is the Global 2000 with a focus on large enterprises with high volumes of customer interactions, such as banks, telecommunications companies, high-tech manufacturers, healthcare organizations and government agencies.

We are headquartered in Menlo Park, California, with offices in Japan, Hong Kong and throughout the United States and Europe. We were incorporated in July 1996 in California and reincorporated in Delaware in September 1999. References in this prospectus to “we,” “our” and “us” collectively refer to KANA, our predecessor and our subsidiaries and their predecessors.

Our principal executive offices are located at 181 Constitution Drive, Menlo Park, California 94025 and our telephone number is (650) 614-8300. Our Internet website is located at http://www.kana.com. The information on, or that can be accessed through, our website is not part of this prospectus.

Registration Rights

In connection with the acquisition of all membership interests of eVergance Partners, LLC (“eVergance”), we have agreed to file a registration statement, of which this prospectus forms a part, and keep it effective until the earliest of:

•

the date when a registration statement covering the shares of common stock eligible to be sold by the selling stockholders has been declared effective and all of such shares have been sold pursuant to the effective registration statement;

•

the date when all of the shares of common stock eligible to be sold by the selling stockholders are sold in transactions that are exempt from registration pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or transactions in which the selling stockholder’s rights are not assigned in accordance with the terms of the registration rights agreement between the selling stockholders and us; or

•	the date when all of the shares of common stock eligible to be sold by the selling stockholders are freely salable without restriction pursuant to Rule 144(k) under the Securities Act.

We are obligated to file only one registration statement pursuant to the registration rights agreement with the selling stockholders.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with the financial and other information contained in this prospectus, before making a decision to buy our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. In these circumstances, the market price of our common stock could decline and you may lose all or part of your investment in our common stock.

Risk Factors that Could Affect Future Results

We operate in a dynamic and rapidly changing business environment that involves substantial risks and uncertainty, including but not limited to the specific risks identified below. The risks described below are not the only ones facing our Company. Additional risks not presently known to us, or that we currently deem immaterial, may become important factors that impair our business operations. Any of these risks could cause, or contribute to causing, our actual results to differ materially from expectations. Prospective and existing investors are strongly urged to carefully consider the various cautionary statements and risks set forth in this prospectus and our other public filings.

Risks Related to Our Business and Industry

We have a history of losses and may not be able to generate sufficient revenue to achieve and maintain profitability and positive cash flow from operations.

Since we began operations in 1997, our revenues have not been sufficient to support our operations, and we have incurred substantial operating losses every year. As of September 30, 2007, our accumulated deficit was approximately $4.3 billion, which includes approximately $2.7 billion related to goodwill impairment charges. Our stockholders’ deficit at September 30, 2007 was $5.6 million. We continue to commit a substantial investment of resources to sales, product marketing, and developing new products and enhancements, and we will need to increase our revenue to achieve profitability and positive cash flows. For the nine months ended September 30, 2007, operating expenses have increased more rapidly than revenue largely as a result of our increased headcount hired to focus on generating increased sales revenue. As a result, the cash used in our operations has increased. As of September 30, 2007, we have payments for contractual commitments due over the next 12 months of $14.3 million which includes, among other items, loan payments on receivables-based loans under our revolving credit line of $6.5 million to BridgeBank N.A. and payments of $2.0 million to the former members of eVergance. In the short term, we will need to raise funds to meet these short term commitments and we will need to increase our revenues in order to meet our ongoing working capital and capital expenditure needs. Our expectations as to when we can achieve positive cash flows, and as to our future cash balances, are subject to a number of assumptions, including assumptions regarding improvements in general economic conditions and customer purchasing and payment patterns, many of which are beyond our control. Our history of losses has previously caused some of our potential customers to question our viability, which has in turn hampered our ability to sell some of our products. Additionally, our revenue has been affected by the uncertain economic conditions in recent years, both generally and in our market. As a result of these conditions, we have experienced and expect to continue to experience difficulties in attracting new customers, which means that, even if sales of our products and services grow, we may continue to experience losses, which may cause the price of our stock to decline.

The relatively large size of many of our expected license transactions could contribute to our failure to meet expected sales in any given quarter and could materially harm our operating results if they are not closed in the expected time frame, are lost to a competitor or earn less than expected.

Our revenues and results of operations may fluctuate as a result of a variety of factors. Our revenues are especially subject to fluctuation because they depend on the completion of relatively large orders for our products and related services. The average size of our license transactions is generally large relative to our total revenue in any quarter, particularly as we have focused on larger enterprise customers, on licensing our more comprehensive integrated products, and have involved systems integrators, or “SIs,” in our sales process. If sales expected from a specific customer in a particular quarter are not realized in that quarter, we are unlikely to be able to generate revenue from alternate sources in time to compensate for the shortfall. Fluctuations in our results of operations may be due to a number of additional factors, including, but not limited to, our ability to retain and increase our customer base, changes in our pricing policies or those of our competitors, the timing and success of new product introductions by us or our competitors, the sales cycle for our products, our fixed expenses, the purchasing and budgeting cycles of our clients, and general economic, industry and marketing conditions.

This dependence on large orders makes our net revenue and operating results more likely to vary from quarter to quarter, and more difficult to predict, because the loss of any particular large order is significant. In recent periods, we have experienced increases in the length of a typical sales cycle. This trend may add to the uncertainty of our future operating results and reduce our ability to anticipate our future revenues. Moreover, to the extent that significant sales occur earlier than anticipated, revenues for subsequent quarters may be lower than expected. As a result, our operating results could suffer if any large orders are delayed or canceled in any future period. In part as a result of this aspect of our business, our quarterly revenues and operating results may fluctuate in future periods and we may fail to meet the expectations of investors and public market analysts, which could cause the price of our common stock to decline.

We may not be able to forecast our revenues accurately because our products have a long and variable sales cycle and we rely on systems integrator partners for sales.

The long sales cycle for our products may cause license revenue and operating results to vary significantly from period to period. To date, the sales cycle for most of our product sales has taken anywhere from 6 to 18 months. Our sales cycle typically requires pre-purchase evaluation by a significant number of individuals in our customers’ organizations. Along with third parties that often jointly market our software with us, we invest significant amounts of time and resources educating and providing information to prospective customers regarding the use and benefits of our products. Many of our customers evaluate our software slowly and deliberately, depending on the specific technical capabilities of the customer, the size of the deployment, the complexity of the customer’s network environment, and the quantity of hardware and the degree of hardware configuration necessary to deploy our products.

Furthermore, we rely to a significant extent on SIs to identify, influence, and manage large transactions with customers, and we expect this trend to continue as our industry consolidates. Selling our products in conjunction with our SIs who incorporate our products into their offerings can involve a particularly long and unpredictable sales cycle, as it typically takes more time for the prospective customer to evaluate proposals from multiple vendors. In addition, when SIs propose the use of our products to their customers, it is typically part of a larger project, which can require additional levels of customer approvals. We have little or no control over the sales cycle of an integrator-led transaction or our customers’ budgetary constraints and internal decision-making and acceptance processes.

As a result of increasingly long sales cycles, we have faced increased difficulty in predicting our operating results for any given period, and have experienced significant unanticipated fluctuations in our revenues from period to period. Any failure to achieve anticipated revenues for a period could cause our stock price to decline.

Our business relies heavily on customer service solutions, and these solutions may not gain market acceptance.

We have made customer service solutions our main focus and, in recent periods, have allocated a significant portion of our research and development and marketing resources to the development and promotion of such products. If these products are not accepted by potential customers, our business would be materially adversely affected. For our current business model to succeed, we believe that we will need to convince new and existing customers of the merits of purchasing our customer service solutions over traditional customer relationship management, or CRM, solutions and competitors’ customer service solutions. Many of these customers have previously invested substantial resources in adopting and implementing their existing CRM products, whether such products are ours or are those of our competitors. We may be unable to convince customers and potential customers of the value of purchasing substantial new software packages to provide them with our specific customer service capabilities. If our strategy of offering customer service solutions fails, we may not be able to sell sufficient quantities of our product offerings to generate significant license revenues, and our business could be harmed.

Our expenses are generally fixed and we will not be able to reduce these expenses quickly if we fail to meet our revenue expectations.

Most of our expenses, such as employee compensation and outsourcing of technical support and certain development functions, are relatively fixed in the short term. Other expenses like leases are fixed and are more long term. Moreover, our forecast is based, in part, upon our expectations regarding future revenue levels. As a result, in any particular quarter our total revenue can be below expectation and we could not proportionately reduce operating expenses for that quarter. Accordingly, such a revenue shortfall would have a disproportionate negative effect on our expected operating results for that quarter.

If we fail to generate sufficient revenues to support our business and require additional financing, failure to obtain such financing would affect our ability to maintain our operations and to grow our business, and the terms of any financing we obtain may impair the rights of our existing stockholders.

In the future, we may be required to seek additional financing to fund our operations or growth, and such financing may not be available to us, or may impair the rights of our existing stockholders. Furthermore, any failure to raise sufficient capital in a timely fashion could prevent us from growing or pursuing our strategies or cause us to limit our operations and cause potential customers to question our financial viability. We had cash and cash equivalents of $1.4 million at September 30, 2007. It is possible that our cash position could decrease over the next few quarters and some customers could become increasingly concerned about our cash situation and our ongoing ability to update and maintain our products. This could significantly harm our sales efforts.

Factors such as the commercial success of our existing products and services, the timing and success of any new products and services, the progress of our research and development efforts, our results of operations, the status of competitive products and services, and the timing and success of potential strategic alliances or potential opportunities to acquire or sell technologies or assets may require us to seek additional funding sooner than we expect. In the event that we require additional cash, we may not be able to secure additional financing on terms that are acceptable to us, especially in the current uncertain market climate, and we may not be successful in implementing or negotiating other arrangements to improve our cash position. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced and the securities we issue might have rights, preferences, and privileges senior to those of our current stockholders. If adequate funds were not available on acceptable terms, our ability to achieve or sustain positive cash flows, maintain current operations, fund any potential expansion, take advantage of unanticipated opportunities, develop or enhance products or services, or otherwise respond to competitive pressures would be significantly limited.

If we fail to grow our customer base or generate repeat business, our operating results could be harmed.

Our business model generally depends on the sale of our products to new customers as well as on expanded use of our products within our customers’ organizations. If we fail to grow our customer base or generate repeat and expanded business from our current and future customers, our business and operating results will be seriously harmed. In some cases, our customers initially make a limited purchase of our products and services for pilot programs. These customers may not purchase additional licenses to expand their use of our products. If these customers do not successfully develop and deploy initial applications based on our products, they may choose not to purchase deployment licenses or additional development licenses. In addition, as we introduce new versions of our products, new product lines or new product features, our current customers might not require the additional functionality we offer and might not ultimately license these products. Furthermore, because the total amount of maintenance and support fees we receive in any period depends in large part on the size and number of licenses that we have previously sold, any downturn in our software license revenue would negatively affect our future services revenue. Also, if customers elect not to renew their support agreements, our services revenue could decline significantly. If customers are unable to pay for their current products or are unwilling to purchase additional products, our revenues would decline. Additionally, a substantial percentage of our sales come from repeat customers. If a significant existing customer or a group of existing customers decide not to repeat business with us, our revenues would decline and our business would be harmed.

We face substantial competition and may not be able to compete effectively.

The market for our products and services is intensely competitive, evolving, and subject to rapid technological change. From time to time, our competitors reduce the prices of their products and services (substantially in certain cases) in order to obtain new customers. Competitive pressures could make it difficult for us to acquire and retain customers and could require us to reduce the price of our products. Any such changes would likely reduce margins and could adversely affect operating results.

Our customers’ requirements and the technology available to satisfy those requirements are continually changing. Therefore, we must be able to respond to these changes in order to remain competitive. If our international development partners do not adequately perform the software programming, quality assurance, and technical documentation activities we outsourced, we may not be able to respond to such changes as quickly or effectively. Changes in our products may also make it more difficult for our sales force to sell effectively. In addition, changes in customers’ demand for the specific products, product features, and services of other companies may result in our products becoming uncompetitive. We expect the intensity of competition to increase in the future. Furthermore, we could lose market share if our competitors introduce new competitive products, add new functionality, acquire competitive products, reduce prices or form strategic alliances with other companies. We may not be able to compete successfully against current and future competitors, and competitive pressures may seriously harm our business.

Our competitors vary in size and in the scope and breadth of products and services offered. We currently face competition with our products from systems designed in-house and by our competitors. We expect that these systems will continue to be a major source of competition for the foreseeable future. Our primary competitors for electronic CRM platforms are larger, more established companies such as Oracle, which acquired Siebel Systems in January 2006. We also face competition from Chordiant Software, ATG, Amdocs, Knova (a subsidiary of Consona Corporation), Talisma, eGain Communications, RightNow, Instranet, and Pegasystems with respect to specific applications we offer. We may face increased competition upon introduction of new products or upgrades from competitors, or if we expand our product line through acquisition of complementary businesses or otherwise. As we have combined and enhanced our product lines to offer a more comprehensive software solution, we are increasingly competing with large, established providers of customer management and communication solutions as well as other competitors. Our combined product line may not be sufficient to successfully compete with the product offerings available from these companies, which could slow our growth and harm our business.

Many of our competitors have longer operating histories, significantly greater financial, technical, marketing, and other resources, significantly greater name recognition and a larger installed base of customers than we have. As a result, our competitors may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or client requirements or devote greater resources to the promotion and sale of their products and services than we can. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our industry. We may lose potential customers to competitors for various reasons, including the ability or willingness of competitors to offer lower prices and other incentives that we cannot match. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of recent industry consolidations, as well as anticipated future consolidations.

We rely on marketing, technology, and distribution relationships for the sale, installation, and support of our products that may generally be terminated at any time, and if our current and future relationships are not successful, our growth might be limited.

We rely on marketing and technology relationships with a variety of companies, including SIs and consulting firms that, among other things, generate leads for the sale of our products and provide our customers with implementation and ongoing support. If we cannot maintain successful marketing and technology relationships or if we fail to enter into additional such relationships, we could have difficulty expanding the sales of our products and our growth might be limited.

A significant percentage of our revenues depends on leads generated by SIs and their recommendations of our products. If SIs do not successfully market our products, our operating results will be materially harmed. In addition, many of our direct sales are to customers that will be relying on SIs to implement our products, and if SIs are not familiar with our technology or able to successfully implement our products, our operating results will be materially harmed. We expect to continue increasing our leverage of SIs as indirect sales channels and, if this strategy is successful, our dependence on the efforts of these third parties for revenue growth and customer service will remain high. Our reliance on third parties for these functions has reduced our control over such activities and reduced our ability to perform such functions internally. If we come to rely primarily on a single SI that subsequently terminates its relationship with us, becomes insolvent or is acquired by another company with which we have no relationship, or decides not to provide implementation services related to our products, we may not be able to internally generate sufficient revenue or increase the revenues generated by our other SI relationships to offset the resulting lost revenues. Furthermore, SIs typically suggest our solution in combination with other products and services, some of which may compete with our solution. SIs are not required to promote any fixed quantities of our products, are not bound to promote our products exclusively, and may act as indirect sales channels for our competitors. If SIs choose not to promote our products or if they develop, market, or recommend software applications that compete with our products, our business will be harmed.

In addition to relying on SIs to recommend our products, we also rely on SIs and other third-party resellers to install and support our products. If the companies providing these services fail to implement our products successfully for our customers, the customer may be unable to complete implementation on the schedule that it had anticipated and we may have increased customer dissatisfaction or difficulty making future sales as a result. We might not be able to maintain our relationships with SIs and other indirect sales channel partners and enter into additional relationships that will provide timely and cost-effective customer support and service. If we cannot maintain successful relationships with our indirect sales channel partners, we might have difficulty expanding the sales of our products and our growth could be limited. In addition, if such third parties do not provide the support our customers need, we may be required to hire subcontractors to provide these professional services. Increased use of subcontractors would harm our margins because it costs us more to hire subcontractors to perform these services than it would to provide the services ourselves.

Because certain customers account for a substantial portion of our revenues, the loss of a significant customer could cause a substantial decline in our revenues.

One customer, IBM, who resells our software to its customers, accounted for 5% of revenue for the nine months ended September 30, 2007 and 9%, 11% and 11% of our revenue in 2006, 2005 and 2004, respectively. Given that we derive a significant portion of our license and services revenues from IBM, the loss of this customer could cause a decrease in revenues and operating results. Furthermore, if we lose major customers, or if a contract is delayed or cancelled or we do not contract with new major customers, our revenues and net loss would be adversely affected. In addition, customers that have accounted for significant revenues in the past may not generate revenues in any future period, and our failure to obtain new significant customers or additional orders from existing customers could materially affect our operating results.

We may not receive significant revenues from our current research and development efforts for several years, if at all.

Developing and localizing software is expensive and the investment in product development often involves a long payback cycle. We have and expect to continue making significant investments in software research and development and related product opportunities. Enhancing our products and pursuing new product developments require high levels of expenditures for research and development that could adversely affect our operating results if not offset by revenue increases. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position. However, we do not expect to receive significant revenues from these investments for several years, if at all.

Changes in our workforce may adversely affect our ability to release products and product updates in a timely manner.

We reduced our employee headcount in 2005 from a total of 181 as of December 31, 2004 to 125 as of December 31, 2005 and then increased to 181 as of December 31, 2006 and to 231 as of September 30, 2007. The majority of the 2005 reduction was the result of our decision to shift a significant portion of our software programming, quality assurance and technical documentation activities to international development partners in early 2003, a strategy we have since reversed through our “back-shoring” process. We reduced the size of our research and development department from 34 employees as of December 31, 2004, to 30 employees as of December 31, 2005 and then increased to 37 as of December 31, 2006 and to 54 as of September 30, 2007. In addition, we reduced the level of our expenditures on outsourced development in 2005, and, in December 2005, we consolidated a significant portion of our research and development operations into one location in Menlo Park, California to optimize our research and development processes and decrease overall operating expenses. As a result, we terminated the employment of 15 employees based in our New Hampshire office. The changes in our research and development headcount and the reductions in our outsourced development capacity may limit our ability to release products within expected timeframes. For example, many of the employees who were terminated in headcount reductions possessed specific knowledge or expertise that may prove to have been important to our operation, and which was not replaced in our more recent headcount increases. As a result, our ability to respond to unexpected challenges may be impaired and we may be unable to take advantage of new opportunities. Personnel reductions may also subject us to the risk of litigation, which may adversely impact our ability to conduct our operations and may cause us to incur significant expense. Our termination of two outsourcing arrangements in early 2005 may further reduce our ability to respond to development challenges and to introduce new products in expected timeframes.

If our cost reduction and restructuring efforts are ineffective, our revenues and profitability may be hurt.

In July 2007, we undertook various cost reduction and restructuring activities. The restructuring charges were approximately $248,000; however, if we incur additional restructuring-related charges, our financial condition and results of operations may suffer. In addition, the cost reduction and restructuring activities may not produce the full efficiencies and benefits we expect or the efficiencies and benefits might be delayed. There can be no assurance that these efforts, as well as any potential future cost reduction and restructuring activities, will not adversely affect our business, operations or customer perceptions, or result in additional future charges.

We may be unable to hire and retain the skilled personnel necessary to develop and grow our business.

We rely on the continued service of our senior management and other key employees and the hiring of new qualified employees. In the software industry, there is substantial and continuous competition for highly skilled business, product development, technical and other personnel. Given the concern over our long-term financial strength, we may not be successful in recruiting new personnel and retaining and motivating existing personnel, which could lead to increased turnover and reduce our ability to meet the needs of our current and future customers. Because our stock price declined drastically in recent years, and has not experienced any sustained recovery from the decline, stock-based compensation, including options to purchase our common stock, may have diminished effectiveness as employee hiring and retention devices. If we are unable to retain qualified personnel, we could face disruptions to operations, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. If employee turnover increases, our ability to provide customer service and execute our strategy would be negatively affected.

For example, our ability to increase revenues in the future depends considerably upon our success in training and retaining effective direct sales personnel and the success of our direct sales force. We might not be successful in these efforts. Our products and services require sophisticated sales efforts. We have experienced significant turnover in our sales force including domestic senior sales management, and may experience further turnover in future periods. It generally takes a new salesperson nine or more months to become productive, and they may not be able to generate new sales. Our business will be harmed if we fail to retain qualified sales personnel, or if newly hired salespeople fail to develop the necessary sales skills or develop these skills more slowly than anticipated. Additionally, we need to recruit experienced developers as a result of our back-shoring initiative.

If we fail to respond to changing customer preferences in our market, demand for our products and our ability to enhance our revenues will suffer.

If we do not continue to improve our products and develop new products that keep pace with competitive product introductions and technological developments, satisfy diverse and rapidly evolving customer requirements, and achieve market acceptance, we might be unable to attract new customers. Our industry is characterized by rapid and substantial developments in the technologies and products that enjoy widespread acceptance among prospective and existing customers. The development of proprietary technology and necessary service enhancements entails significant technical and business risks and requires substantial expenditures and lead-time. In addition, if our international development partners fail to provide the development support we need, our products and product documentation could fall behind those produced by our competitors, causing us to lose customers and sales. We might not be successful in marketing and supporting our products or developing and marketing other product enhancements and new products that respond to technological advances and market changes, on a timely or cost-effective basis. In addition, even if these products are developed and released, they might not achieve market acceptance. We have experienced delays in releasing new products and product enhancements in the past and could experience similar delays in the future. These delays or problems in the installation or implementation of our new releases could cause us to lose customers.

Our failure to manage multiple technologies and technological change could reduce demand for our products.

Rapidly changing technology and operating systems, changes in customer requirements, and evolving industry standards might impede market acceptance of our products. Our products are designed based upon currently prevailing technology to work on a variety of hardware and software platforms used by our customers. However, our software may not operate correctly on evolving versions of hardware and software platforms, programming languages, database environments, and other systems that our customers use. If new technologies emerge that are incompatible with our products, or if competing products emerge that are based on new technologies or new industry standards and perform better or cost less than our products, our key products could become obsolete and our existing and potential customers could seek alternatives to our products. We must constantly modify and improve our products to keep pace with changes made to these platforms, database systems and other back-office applications and Internet-related applications. Furthermore, software adapters are necessary to integrate our products with other systems and data sources used by our customers. We must develop and update these software adapters to reflect changes to these systems and data sources in order to maintain the functionality provided by our products. As a result, uncertainties related to the timing and nature of new product announcements, introductions or modifications by vendors of operating systems, databases, customer relationship management software, web servers and other enterprise and Internet-based applications could delay our product development, increase our product development expense or cause customers to delay evaluation, purchase and deployment of our products. If we fail to modify or improve our products in response to evolving industry standards, our products could rapidly become obsolete.

Our success depends upon our ability to develop new products and enhance our existing products on a timely basis.

The challenges of developing new products and enhancements require us to commit a substantial investment of resources to development, and we might not be able to develop or introduce new products on a timely or cost-effective basis, or at all, which could be exploited by our competitors and lead potential customers to choose alternative products. To be competitive, we must develop and introduce on a timely basis new products and product enhancements for companies with significant e-business customer interactions needs. Our ability to deliver competitive products may be negatively affected by the diversion of resources to development of our suite of products, and responding to changes in competitive products and in the demands of our customers. If we experience product delays in the future, we may face:

•	customer dissatisfaction;

•	cancellation of orders and license agreements;

•	negative publicity;

•	loss of revenues; and

•	slower market acceptance.

Furthermore, delays in bringing new products or enhancements to market can result, for example, from potential difficulties with managing outsourced research and development or from loss of institutional knowledge through reductions in force, or the existence of defects in new products or their enhancements.

Failure to license necessary third-party software incorporated in our products could cause delays or reductions in our sales.

We license third-party software that we incorporate into our products. These licenses may not continue to be available on commercially reasonable terms or at all. Some of this technology would be difficult to replace. The loss of any of these licenses could result in delays or reductions of our applications until we identify, license and integrate, or develop equivalent software. If we are required to enter into license agreements with third parties for replacement technology, we could face higher royalty payments and our products may lose certain attributes or features. In the future, we might need to license other software to enhance our products and meet evolving customer needs. If we are unable to do this, we could experience reduced demand for our products.

Defects in third-party products associated with our products could impair our products’ functionality and injure our reputation.

The effective implementation of our products depends upon the successful operation of third-party products in conjunction with our products. Any undetected defects in these third-party products could prevent the implementation or impair the functionality of our products, delay new product introductions or injure our reputation.

Our independent registered public accounting firm has identified material weaknesses in our internal controls that, if not remediated, could affect our ability to prepare timely and accurate financial reports, which could cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our stock.

During the 2006 year-end close, we identified and reported a material weakness in our internal controls over financial reporting related to our stock-based compensation. This material weakness related to our failure to complete a proper analysis of historical stock option vesting data within our system. This resulted in a net overstatement of our stock-based compensation during the interim reporting periods for fiscal year 2006. As a result of this material weakness, the quarterly results of operations have been restated, as provided in Note 14 of the consolidated financial statements in our Form 10-K for the year ended December 31, 2006 and we were unable to conclude that our disclosure controls and procedures were effective as of December 31, 2006.

Our management, with the oversight of the Audit Committee, has begun to address this material weakness related to our stock-based compensation and is committed to effective remediation of this deficiency as expeditiously as possible. We have implemented a procedure to review stock option reports on a quarterly basis to assure that only current employee stock options that are expected to vest are included in the employee stock-based compensation expense for the appropriate period. Our material weakness will not be considered remediated until new internal controls are developed and implemented throughout the Company, are operational for a period of time and are tested, and management concludes that these controls are operating effectively.

Our remediation measures may not be successful in correcting the material weakness related to our stock-based compensation reported by our independent registered public accounting firm. In addition, we cannot assure you that additional material weaknesses or significant deficiencies in our internal controls will not be discovered in the future. In addition, internal controls may become inadequate because of changes in conditions and the degree of compliance with the policies or procedures may deteriorate. Any failure to remediate the material weaknesses described above or to implement and maintain effective internal controls could harm our operating results, delay our completion of our consolidated financial statements and our independent registered public accounting firm’s audit or review of our consolidated financial statements which could cause us to fail to timely meet our periodic reporting obligations with the Securities and Exchange Commission (the “SEC”), or result in material misstatements in our consolidated financial statements which could also cause us to fail to timely meet our periodic reporting obligations with the SEC. Deficiencies in our internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Our common stock was delisted from The NASDAQ Global Market and is currently quoted on the OTCBB.

Our common stock was delisted from The NASDAQ Global Market (formerly The NASDAQ National Market) effective at the opening of business on October 17, 2005. From October 17, 2005 to December 4, 2006, our common stock was quoted on the “Pink Sheets” and as of December 5, 2006, our common stock has been quoted on the Over the Counter Bulletin Board (“OTCBB”). Quotation of our common stock on the OTCBB will likely reduce the liquidity of our securities, could cause investors not to trade in our securities, result in a lower stock price and could have an adverse effect on the Company. Additionally, we may become subject to the SEC rules that affect “penny stocks,” which are stocks below $5.00 per share that are not quoted on The NASDAQ Stock Market. These SEC rules would make it more difficult for brokers to find buyers for our securities and could lower the net sales prices that our stockholders are able to obtain. If our price of common stock remains low, we may not be able to raise equity capital.

Our stock price has been highly volatile and has experienced a significant decline, and may continue to be volatile and decline.

The trading price of our common stock has fluctuated widely in the past and we expect that it will continue to do so in the future, as a result of a number of factors, many of which are outside our control, such as:

•	variations in our actual and anticipated operating results;

•	changes in our earnings estimates by analysts;

•	the volatility inherent in stock prices within the emerging sector within which we conduct business; and

•	the volume of trading in our common stock, including sales of substantial amounts of common stock issued upon the exercise of outstanding stock options and warrants.

In addition, stock markets in general have, and particularly The NASDAQ Stock Market has, experienced extreme price and volume fluctuations that have affected the market prices of many technology and computer software companies, particularly Internet-related companies. Such fluctuations have often been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. Securities class action litigation could result in substantial costs and a diversion of our management’s attention and resources.

Since becoming a publicly traded security listed on The NASDAQ Global Market in September 1999, our common stock has reached a sales price high of $1,698.10 per share and a sales price low of $0.65 per share. On October 17, 2005, our common stock was delisted from The NASDAQ Global Market due to the failure to timely file our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 with the SEC. Our common stock is currently quoted on the OTCBB. The last reported sale price of our shares on December 7, 2007 was $2.72 per share.

Our pending patents may never be issued and, even if issued, may provide little protection.

Our success and ability to compete depend upon the protection of our software and other proprietary technology rights. We currently have five issued U.S. patents, three of which expire in 2018 and two of which expire in 2020, and multiple U.S. patent applications pending relating to our software. None of our technology is patented outside of the United States. It is possible that:

•	our pending patent applications may not result in the issuance of patents;

•	any issued patents may not be broad enough to protect our proprietary rights;

•	any issued patents could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in those patents;

•	current and future competitors may independently develop similar technology, duplicate our products or design around any of our patents; and

•	effective patent protection may not be available in every country in which we do business.

We rely upon trademarks, copyrights, and trade secrets to protect our proprietary rights, which may not be sufficient to protect our intellectual property.

In addition to patents, we rely on a combination of laws, such as copyright, trademark, and trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. However, despite the precautions that we have taken:

•	laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies;

•

current federal laws that prohibit software copying provide only limited protection from software “pirates,” and effective trademark, copyright, and trade secret protection may be unavailable or limited in foreign countries;

•	other companies may claim common law trademark rights based upon state or foreign laws that precede the federal registration of our marks; and

•	policing unauthorized use of our products and trademarks is difficult, expensive, and time-consuming, and we may be unable to determine the extent of this unauthorized use.

Also, the laws of some other countries in which we market our products may offer little or no effective protection of our proprietary technology. Consequently, we may be unable to prevent our proprietary technology from being exploited abroad, which could diminish international sales or require costly efforts to protect our technology. Reverse engineering, unauthorized copying, or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it, which would significantly harm our business.

We may become involved in litigation over proprietary rights, which could be costly and time consuming.

The software industry is characterized by the existence of a large number of patents, trademarks, and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights, and our technologies may not be able to withstand any third-party claims or rights against their use. Some of our competitors in the market for customer communications software may have filed or may intend to file patent applications covering aspects of their technology that they may claim our technology infringes. Such competitors could make a claim of infringement against us with respect to our products and technology. Additionally, third parties may currently have, or may eventually be issued, patents upon which our current or future products or technology infringe and any of these third parties might make a claim of infringement against us. For example, we have recently been involved in litigation brought by Polaris IP, LLC against us and certain of our customers that claimed that certain of our products violates patents held by them.

As we grow, the possibility of intellectual property rights claims against us increases. We may not be able to withstand any third-party claims and regardless of the merits of the claim, any intellectual property claims could be inherently uncertain, time-consuming and expensive to litigate or settle. Many of our software license agreements require us to indemnify our customers from any claim or finding of intellectual property infringement. We periodically receive notices from customers regarding patent license inquiries they have received which may or may not implicate our indemnity obligations. Any litigation, brought by others, or us could result in the expenditure of significant financial resources and the diversion of management’s time and efforts. In addition, litigation in which we are accused of infringement might cause product shipment delays, require us to develop alternative technology or require us to enter into royalty or license agreements, which might not be available on acceptable terms, or at all. If a claim of infringement was made against us and we may not be able to develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be significantly harmed.

We may face liability claims that could result in unexpected costs and damages to our reputation.

Our licenses with customers generally contain provisions designed to limit our exposure to potential product liability claims, such as disclaimers of warranties and limitations on liability for special, consequential, and incidental damages. In addition, our license agreements generally limit the amounts recoverable for damages to the amounts paid by the licensee to us for the product or service giving rise to the damages. However, some domestic and international jurisdictions may not enforce these contractual limitations on liability. We may be subject to claims based on errors in our software or mistakes in performing our services including claims relating to damages to our customers’ internal systems. A product liability claim could divert the attention of management and key personnel, could be expensive to defend, and could result in adverse settlements and judgments.

We may face higher costs and lost sales if our software contains errors.

We face the possibility of higher costs as a result of the complexity of our products and the potential for undetected errors. Due to the critical nature of many of our products and services, errors could be particularly problematic. In the past, we have discovered software errors in some of our products after their introduction. We have only a few “beta” customers that test new features and functionality of our software before we make these features and functionalities generally available to our customers. If we are not able to detect and correct errors in our products or releases before commencing commercial shipments, we could face:

•	loss of or delay in revenues expected from new products and an immediate and significant loss of market share;

•	loss of existing customers that upgrade to new products and of new customers;

•	failure to achieve market acceptance;

•	diversion of development resources;

•	injury to our reputation;

•	increased service and warranty costs;

•	legal actions by customers; and

•	increased insurance costs.

Any of the foregoing potential results of errors in our software could adversely affect our business, financial condition and results of operations.

Our security could be breached, which could damage our reputation and deter customers from using our services.

We must protect our computer systems and network from physical break-ins, security breaches, and other disruptive problems caused by the Internet or other users. Computer break-ins could jeopardize the security of information stored in and transmitted through our computer systems and network, which could adversely affect our ability to retain or attract customers, damage our reputation, and subject us to litigation. We have been in the past, and could be in the future, subject to denial of service, vandalism, and other attacks on our systems by Internet hackers. Although we intend to continue to implement security technology and establish operational procedures to prevent break-ins, damage and failures, these security measures may fail. Our insurance coverage in certain circumstances may be insufficient to cover losses that may result from such events.

We have significant international sales and are subject to risks associated with operating in international markets.

A substantial proportion of our revenues are generated from sales outside North America, exposing us to additional financial and operational risks. Sales outside North America represented 22% and 27% of our total revenues for the three and nine months ended September 30, 2007, respectively, compared to 43% and 31% of our total revenues for the three and nine months ended September 30, 2006, respectively. We have established offices in the United States, Europe, Japan, and Hong Kong. Sales outside North America could increase as a percentage of total revenues as we attempt to expand our international operations. In addition to the additional costs and uncertainties of being subject to international laws and regulations, international operations require significant management attention and financial resources, as well as additional support personnel. To the extent our international operations grow, we will also need to, among other things, expand our international sales channel management and support organizations and develop relationships with international service providers and additional distributors and SIs. International operations are subject to many inherent risks, including:

•	political, social and economic instability, including conflicts in the Middle East and elsewhere abroad, terrorist attacks and security concerns in general;

•	adverse changes in tariffs, duties, price controls and other protectionist laws and business practices that favor local competitors;

•	fluctuations in currency exchange rates;

•	longer collection periods and difficulties in collecting receivables from foreign entities;

•	exposure to different legal standards and burdens of complying with a variety of foreign laws, including employment, tax, privacy and data protection laws and regulations;

•	reduced protection for our intellectual property in some countries;

•	increases in tax rates;

•	greater seasonal fluctuations in business activity;

•	expenses associated with localizing products for foreign countries, including translation into foreign languages; and

•	import and export license requirements and restrictions of the United States and each other country in which we operate.

We believe that international sales will continue to represent a significant portion of our revenue for the foreseeable future. Any of these factors may adversely affect our future international sales and, consequently, affect our business, financial condition and results of operations.

We may suffer foreign exchange rate losses.

Our international revenues and expenses are denominated in local currency. Therefore, a weakening of other currencies compared to the U.S. dollar could make our products less competitive in foreign markets and could negatively affect our operating results and cash flows. We have not yet experienced, but may in the future experience, significant foreign currency transaction losses, especially because we generally do not engage in currency hedging. To the extent the international component of our revenues grows, our results of operations will become more sensitive to foreign exchange rate fluctuations.

If we acquire companies, products, or technologies, we may face risks associated with those acquisitions.

We acquired Hipbone, Inc. in early 2004, and if we are presented with appropriate opportunities, we may make other investments in complementary companies, products, or technologies. In June 2007, we acquired all of the membership interests of eVergance. We may not realize the anticipated benefits of the Hipbone or eVergance acquisition or any other acquisition or investment. For example, since inception, we have recorded $2.7 billion of impairment charges for the cost of goodwill obtained from acquisitions. Upon the acquisition of eVergance, or if we acquire another company, we will likely face risks, uncertainties, and disruptions associated with the integration process, including, among other things, difficulties in the integration of the operations, technologies, and services of the acquired company, the diversion of our management’s attention from other business concerns, the potential loss of key employees of the acquired businesses, and the failure of the acquired businesses, products or technologies to generate sufficient revenue to offset acquisition costs. If we fail to successfully integrate other companies that we may acquire, our business could be harmed. Also, acquisitions, including the acquisition of eVergance, can expose us to liabilities and risks facing the companies we acquire, such as lawsuits or claims against the companies that are unknown at the time of the acquisition. Furthermore, we may have to incur debt or issue equity securities to pay for any additional future acquisitions or investments, the issuance of which could be dilutive to our existing stockholders. In addition, our operating results may suffer because of acquisition-related costs or amortization expenses or charges relating to acquired goodwill and other intangible assets. These factors could have an adverse effect on our business, results of operations, financial condition or cash flows.

Compliance with regulations governing public company corporate governance and reporting will result in additional costs.

Our continuing preparation for and implementation of various corporate governance reforms and enhanced disclosure laws and regulations adopted in recent years requires us to incur significant additional accounting and legal costs. We are preparing for new accounting disclosures required by laws and regulations adopted in connection with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). In particular, we are preparing to provide, beginning with our Annual Report on Form 10-K for the fiscal year ending December 31, 2007, an Annual Report on our internal control over financial reporting and auditors’ attestation with respect to our report required by Section 404 of the Sarbanes-Oxley Act. Any unanticipated difficulties in preparing for and implementing these and other corporate governance and reporting reforms could result in material delays in compliance or significantly increase our costs. Also, there can be no assurance that we will be able to fully comply with these new laws and regulations. Any failure to timely prepare for and implement the reforms required by these new laws and regulations could significantly harm our business, operating results, and financial condition.

We have adopted anti-takeover defenses that could delay or prevent an acquisition of the Company.

Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock. Without any further vote or action on the part of the stockholders, the Board of Directors has the authority to determine the price, rights, preferences, privileges, and restrictions of the preferred stock. This preferred stock, if issued, might have preference over and harm the rights of the holders of common stock. Although the ability to issue this preferred stock provides us with flexibility in connection with possible acquisitions and other corporate purposes, it can also be used to make it more difficult for a third party to acquire a majority of our outstanding voting stock. We currently have no plans to issue preferred stock.

Our certificate of incorporation, bylaws, and equity compensation plans include provisions that may deter an unsolicited offer to purchase us. These provisions, coupled with the provisions of the Delaware General Corporation Law, may delay or impede a merger, tender offer, or proxy contest. Furthermore, our Board of Directors is divided into three classes, only one of which is elected each year. In addition, directors are only removable by the affirmative vote of at least two-thirds of all classes of voting stock. These factors may further delay or prevent a change of control of us.

Risks Related to Our Industry

Future regulation of the Internet may slow our growth, resulting in decreased demand for our products and services and increased costs of doing business.

State, federal, and foreign regulators could adopt laws and regulations that impose additional burdens on companies that conduct business online. These laws and regulations could discourage communication by e-mail or other web-based communications, particularly targeted e-mail of the type facilitated by our products, which could reduce demand for our products and services.

The growth and development of the market for online services may prompt calls for more stringent consumer protection laws or laws that may inhibit the use of Internet-based communications or the information contained in these communications. The adoption of any additional laws or regulations may decrease the expansion of the Internet. A decline in the growth of the Internet, particularly as it relates to online communication, could decrease demand for our products and services and increase our costs of doing business, or otherwise harm our business. Any new legislation or regulations, application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or application of existing laws and regulations to the Internet and other online services could increase our costs and harm our growth.

The imposition of sales and other taxes on products sold by our customers over the Internet could have a negative effect on online commerce and the demand for our products and services.

The imposition of new sales or other taxes could limit the growth of Internet commerce generally and, as a result, the demand for our products and services. Federal legislation that limits the imposition of state and local taxes on Internet-related sales will expire on November 1, 2014. Congress may choose to modify this legislation or to allow it to expire, in which case state and local governments would be free to impose taxes on electronically purchased goods. We believe that most companies that sell products over the Internet do not currently collect sales or other taxes on shipments of their products into states or foreign countries where they are not physically present. However, one or more states or foreign countries may seek to impose sales or other tax collection obligations on out-of-jurisdiction companies that engage in e-commerce within their jurisdiction. A successful assertion by one or more states or foreign countries that companies that engage in e-commerce within their jurisdiction should collect sales or other taxes on the sale of their products over the Internet, even though not physically in the state or country, could indirectly reduce demand for our products.

Privacy concerns relating to the Internet are increasing, which could result in legislation that negatively affects our business in reduced sales of our products.

Businesses using our products capture information regarding their customers when those customers contact them on-line with customer service inquiries. Privacy concerns could cause visitors to resist providing the personal data necessary to allow our customers to use our software products most effectively. More importantly, even the perception of privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our products. In addition, legislative or regulatory requirements may heighten these concerns if businesses must notify website users that the data captured after visiting certain websites may be used by marketing entities to unilaterally direct product promotion and advertising to that user. If consumer privacy concerns are not adequately resolved, our business could be harmed. Government regulation that limits our customers’ use of this information could reduce the demand for our products. A number of jurisdictions have adopted, or are considering adopting, laws that restrict the use of customer information from Internet applications. The European Union has required that its member states adopt legislation that imposes restrictions on the collection and use of personal data, and that limits the transfer of personally identifiable data to countries that do not impose equivalent restrictions. In the United States, the Children’s Online Privacy Protection Act was enacted in October 1998. This legislation directs the Federal Trade Commission to regulate the collection of data from children on commercial websites. In addition, the Federal Trade Commission has investigated the privacy practices of businesses that collect information on the Internet. These and other privacy-related initiatives could reduce demand for some of the Internet applications with which our products operate, and could restrict the use of these products in some e-commerce applications. This could, in turn, reduce demand for these products.

The success of our products depends on the continued growth and acceptance of the Internet as a business and communications tool, and the related expansion of the Internet infrastructure.

The future success of our products depends upon the continued and widespread adoption of the Internet as a primary medium for commerce, communication and business applications. Our business growth would be impeded if the performance or perception of the Internet was harmed by security problems such as “viruses,” “worms” and other malicious programs, reliability issues arising from outages and damage to Internet infrastructure, delays in development or adoption of new standards and protocols to handle increased demands of Internet activity, increased costs, decreased accessibility and quality of service, or increased government regulation and taxation of Internet activity.

The Internet has experienced, and is expected to continue to experience, significant user and traffic growth, which has, at times, caused user frustration with slow access and download times. If Internet activity grows faster than Internet infrastructure or if the Internet infrastructure is otherwise unable to support the demands placed on it, our business growth may be adversely affected.

General economic conditions could adversely affect our customers’ ability or willingness to purchase our products, which could materially and adversely affect our results of operations.

Our customers consist of large and small companies in nearly all industry sectors and geographies. Potential new clients or existing clients could defer purchases of our products because of unfavorable macroeconomic conditions, such as rising interest rates, fluctuations in currency exchange rates, industry or national economic downturns, industry purchasing patterns, and other factors. Our ability to grow revenues may be adversely affected by unfavorable economic conditions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our business and industry and our beliefs and assumptions. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will” and variations of these words and similar expressions identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, many of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in “Risk Factors” and elsewhere in this prospectus. All forward-looking statements appearing in this prospectus speak only as of the date of this prospectus. Forward-looking statements that were believed to be true at the time made may ultimately prove to be incorrect or false. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sales of the shares of common stock covered by this prospectus. We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock.

Of the 1,000,000 shares of common stock being registered in this prospectus, up to 400,000 shares of common stock will be issued to the selling stockholders only upon the exercise of options to purchase shares of common stock at an exercise price of $3.07 per share. If the selling stockholders exercise these stock options for cash, we may receive proceeds in the amount of the exercise price of each stock option being exercised, which would result in us receiving proceeds of approximately $1.2 million upon cash payment of the exercise price. We intend to use any proceeds we receive from the cash exercise of the stock options for working capital and general corporate purposes.

SELLING STOCKHOLDERS

The following table sets forth information regarding the selling stockholders named below and the shares that may be offered and sold from time to time by the selling stockholders pursuant to this prospectus. The selling stockholders named below, together with any pledgee, donee, transferee or successor-in-interest of any named selling stockholders selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer, and any person who may purchase shares offered hereby from any named selling stockholders in a private transaction in which they are assigned the stockholders’ rights to registration of their shares in accordance with the registration rights agreement, are referred to in this prospectus as the “selling stockholders.”

All of the shares that may be offered and sold pursuant to this prospectus were acquired or will be acquired by the named selling stockholders in connection with our acquisition of all membership interests of eVergance, and at the time of acquisition, no selling stockholder had direct or indirect agreements or understandings with any person to distribute such shares. Of the 1,000,000 shares of common stock being registered in this prospectus, (i) 300,000 shares of common stock are issued and outstanding, (ii) up to 300,000 shares of common stock will be issued to the selling stockholders on dates after the date of this prospectus and specified below in the footnotes and (iii) up to 400,000 shares of common stock will be issued to the selling stockholders only upon the exercise of options to purchase shares of common stock at an exercise price of $3.07 per share.

The selling stockholders may offer from time to time all or some of their shares under this prospectus. Since the selling stockholders are not obligated to sell their shares, and because the selling stockholders also may acquire our publicly traded common stock, we cannot estimate how many shares each selling stockholder will own after this offering. Except as indicated by the footnotes below and based on representations made to us by the selling stockholders, none of the selling stockholders has or within the past three years has had, any position, office or other material relationship with us or any of our affiliates. To our knowledge, none of the selling stockholders are broker-dealers or affiliates of broker-dealers.

The percentage of shares beneficially owned by the selling stockholders (including shares to be issued to them after the date of this prospectus) is based upon 36,849,639 shares of our common stock outstanding as of November 15, 2007.

	Shares Beneficially Owned Prior to the Offering		Maximum Number of Shares to be Offered by Each Selling Stockholder	Shares Beneficially Owned After the Offering
Name of Beneficial Owner	Number	Percent		Number	Percent
Chad A. Wolf (1)	564,624	1.5%	550,041	14,583	*	%
Stephen P. Raye (2)	269,914	*	258,976	10,938	*
Kenneth C. Heubel (3)	107,714	*	107,714	—	*
Allen Bonde Jr. (4)	55,561	*	48,269	7,292	*
Mark A. Angel (5)	75,000	*	35,000	40,000	*

*	Less than 1%

(1)	Includes 14,583 shares of common stock subject to a stock option that is exercisable within 60 days of November 15, 2007, 227,996 shares of common stock issuable upon the exercise of a stock option and 85,499 shares of common stock to be issued to Mr. Wolf in December 2007 and March 2008. Other than the acquisition of Mr. Wolf’s membership interests in eVergance and employment of Mr. Wolf as our Vice President and President of eVergance, neither we nor our predecessors or affiliates have had a material relationship with Mr. Wolf during the last three years.

(2)	Includes 10,938 shares of common stock subject to a stock option that is exercisable within 60 days of November 15, 2007, 107,348 shares of common stock issuable upon the exercise of a stock option and 40,255 shares of common stock to be issued to Mr. Raye in December 2007 and March 2008. Other than the acquisition of Mr. Raye’s membership interests in eVergance and employment of Mr. Raye as Executive Vice President, Corporate Strategy and Business Development of eVergance, neither we nor our predecessors or affiliates have had a material relationship with Mr. Raye during the last three years.

(3)	Includes 44,648 shares of common stock issuable upon the exercise of a stock option and 16,743 shares of common stock to be issued to Mr. Heubel in December 2007 and March 2008. Other than the acquisition of Mr. Heubel’s membership interests in eVergance, neither we nor our predecessors or affiliates have had a material relationship with Mr. Heubel during the last three years.

(4)	Includes 7,292 shares of common stock subject to a stock option that is exercisable within 60 days of November 15, 2007, 20,008 shares of common stock issuable upon the exercise of a stock option and 7,503 shares of common stock to be issued to Mr. Bonde in December 2007 and March 2008. Other than the acquisition of Mr. Bonde’s membership interests in eVergance and employment of Mr. Bonde as Senior Vice President and Chief Marketing Officer of eVergance, neither we nor our predecessors or affiliates have had a material relationship with Mr. Bonde during the last three years.

(5)	Includes 40,000 shares of common stock subject to a stock option that is exercisable within 60 days of November 15, 2007. Other than the employment of Mr. Angel as our Senior Vice President of Corporate Development and Strategy, neither we nor our predecessors or affiliates have had a material relationship with Mr. Angel during the last three years.

PLAN OF DISTRIBUTION

We are registering our shares of common stock on behalf of the selling stockholders, including their pledgees, donees, transferees, certain assignees or other successors-in-interest. This prospectus covers the resale of our shares of common stock that were issued to the selling stockholders, are to be issued to the selling stockholders in December 2007 and March 2008 and are issuable upon the exercise of stock options by the selling stockholders, in connection with our acquisition of all membership interests of eVergance. The selling stockholders are bound by a registration rights agreement with us. To our knowledge, the selling stockholders have not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the sale of the shares covered by this prospectus.

The selling stockholders may sell or distribute some or all of the shares registered hereby from time to time through underwriters, dealers, brokers or other agents or directly to one or more purchasers, including pledgees. The selling stockholders may sell the shares on the OTCBB or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices or at fixed prices, which may be changed. The selling stockholders may offer and sell some or all of their shares through:

•	a block trade in which a broker-dealer or other person may resell all or part of the block, as principal or agent, in order to facilitate the transaction;

•	purchases by a broker-dealer or other person, as principal, and a subsequent resale by the broker-dealer for its account;

•	pledges of shares to a broker-dealer or other person, who may, in the event of default, purchase or sell the pledged shares; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, selling stockholders may enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made pursuant to this prospectus. For example, the selling stockholders may:

•	enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with selling stockholders;

•	sell shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

•

write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares;

•

enter into option transactions or other types of transactions that require the selling stockholder to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

•	lend the shares to a broker, dealer or other financial institution, which may sell the lent shares.

These option, derivative and hedging transactions may require the delivery to a broker, dealer or other financial institution of shares offered hereby, and such broker, dealer or other financial institution may resell such shares pursuant to this prospectus. Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and comply with the requirements of that rule.

Brokers, dealers, agents or underwriters participating in transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (and, if they act as agent for the purchaser of the shares, from such purchaser). The discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, commissions or concessions received by any underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor the selling stockholders can presently estimate the amount of such compensation.

We will pay substantially all of the expenses incident to this offering of the shares by the selling stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act, in connection with the offer and sale of the shares, and the selling stockholders may indemnify brokers, dealers, agents or underwriters that participate in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

In order to comply with certain states’ securities laws, if applicable, the shares will be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact or omit to state a material fact required to be stated in this prospectus or necessary to make the statements in this prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling stockholder.

The shares offered under this prospectus represent the maximum number of shares which will be issued by us to former members of eVergance in connection with the acquisition of all membership interests of eVergance by us pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) thereof and/or Regulation D under the Securities Act. In connection with this acquisition, we agreed to register the shares of common stock offered under this prospectus under the Securities Act.

Our common stock is listed on the OTCBB under the symbol “KANA.OB.”

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Fenwick & West LLP, San Francisco, California.

EXPERTS

The consolidated financial statements and related financial statement schedule of Kana Software, Inc. as of December 31, 2006 and 2005 and for each of the two years in the period ended December 31, 2006, incorporated in this prospectus by reference to Kana Software, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006, have been so included in reliance on the report of Burr, Pilger & Mayer LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows and the related consolidated financial statement schedule of Kana Software, Inc. for the year ended December 31, 2004 incorporated in this prospectus by reference from Kana Software, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS

The SEC allows us to incorporate by reference in this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below:

•	Annual Report on Form 10-K for the year ended December 31, 2006 which was filed on April 2, 2007, and as amended on April 30, 2007, including all material incorporated by reference therein;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 which were filed on May 14, 2007, August 14, 2007 and November 14, 2007, respectively;

•	Current Reports on Form 8-K filed on March 7, 2007, March 19, 2007, March 29, 2007, May 10, 2007, May 29, 2007, June 20, 2007, July 12, 2007, October 29, 2007, November 16, 2007 and November 21, 2007;

•	The description of our common stock contained in our registration statement on Form 8-A filed on August 27, 1999 pursuant to Section 12(g) of the Exchange Act; and

•	The description of our preferred stock purchase rights contained in our registration statement on Form 8-A filed on January 31, 2006 pursuant to Section 12(g) of the Exchange Act.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the common stock offered in this prospectus shall be deemed incorporated by reference into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Upon written or oral request, we will make available at no cost to you our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable without charge to any person to whom this prospectus has been delivered. Requests for documents should be directed to Kana Software, Inc., Attention: General Counsel, 181 Constitution Drive, Menlo Park, California, 94025, telephone number (650) 614-8300.

All such filings are also available at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available free of charge at the website of the SEC at http://www.sec.gov or our website at http://www.kana.com.

You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits to the registration statement for copies of the actual contract, agreement or document.

Kana Software, Inc.

1,000,000 Shares of Common Stock

PROSPECTUS

            , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except, the SEC registration fee.

Amount to be Paid
SEC Registration Fee	$76.75
Legal Fees and Expenses	$10,000.00
Accounting Fees and Expenses	$15,000.00
Miscellaneous Fees	$923.25

Total	$26,000.00

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, our certificate of incorporation includes a provision that eliminates the personal liability of a director for monetary damages resulting from breach of his or her fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the company or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware General Corporation Law. These provisions in our certificate of incorporation do not eliminate a director’s fiduciary duty, nor do they affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Article VII, Section 6 of our Bylaws provides for mandatory indemnification of directors and executive officers and indemnification of certain employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we have entered into separate indemnity agreements with each of our current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and to provide additional procedural protections. These agreements require us to, among other things, indemnify the director or officer against expenses, including attorneys’ fees, judgments, fines and settlements paid by the individual in connection with any action, suit or proceeding arising out of the individual’s status or service as our director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against him or her individually with respect to which he or she individually may be entitled to indemnification by us.

We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities, including public securities matters.

Item 16. Exhibits.

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.01	Form of Specimen Common Stock Certificate.	S-1/A	333-82587	4.01	9/21/99

4.02	Form of Rights Certificate.	8-K	000-27163	4.01	1/31/06

4.03	Rights Agreement, dated as of January 26, 2006, by and between Kana Software, Inc. and U.S. Stock Transfer Corporation.	8-K	000-27163	4.02	1/31/06

4.04	Registration Rights Agreement dated as of June 14, 2007 between Kana Software, Inc. and certain members of eVergance Partners, LLC.					X

4.05	Form of Stock Option Agreement between Kana Software, Inc. and certain members of eVergance Partners, LLC.					X

5.01	Opinion of Fenwick & West LLP, counsel for Kana Software, Inc., with respect to the common stock being registered.					X

23.01	Consent of Fenwick & West LLP (contained in Exhibit 5.01).					X

23.02	Consent of Burr, Pilger & Mayer LLP, Independent Registered Public Accounting Firm.					X

23.03	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.					X

24.01	Power of Attorney (included on the signature page to this registration statement).					X

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of an included in the registration statement; and

ii.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Menlo Park, State of California, on December 10, 2007.

Kana Software, Inc.

/s/ MICHAEL S. FIELDS
Michael S. Fields Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael S. Fields and John M. Thompson, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: December 10, 2007	By	/s/ MICHAEL S. FIELDS
Michael S. Fields Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

Date: December 10, 2007	By	/s/ JOHN M. THOMPSON
John M. Thompson Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: December 10, 2007	By	/s/ JERRY R. BATT
Jerry R. Batt Director

Date: December 10, 2007	By	/s/ WILLIAM T. CLIFFORD
William T. Clifford Director

Date: December 10, 2007	By	/s/ JOHN F. NEMELKA
John F. Nemelka Director

Date: December 10, 2007	By	/s/ MICHAEL J. SHANNAHAN
Michael J. Shannahan Director

Date: December 10, 2007	By	/s/ STEPHANIE VINELLA
Stephanie Vinella Director

EXHIBIT INDEX

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.01	Form of Specimen Common Stock Certificate.	S-1/A	333-82587	4.01	9/21/99

4.02	Form of Rights Certificate.	8-K	000-27163	4.01	1/31/06

4.03	Rights Agreement, dated as of January 26, 2006, by and between Kana Software, Inc. and U.S. Stock Transfer Corporation.	8-K	000-27163	4.02	1/31/06

4.04	Registration Rights Agreement dated as of June 14, 2007 between Kana Software, Inc. and certain members of eVergance Partners, LLC.					X

4.05	Form of Stock Option Agreement between Kana Software, Inc. and certain members of eVergance Partners, LLC.					X

5.01	Opinion of Fenwick & West LLP, counsel for Kana Software, Inc., with respect to the common stock being registered.					X

23.01	Consent of Fenwick & West LLP (contained in Exhibit 5.01).					X

23.02	Consent of Burr, Pilger & Mayer LLP, Independent Registered Public Accounting Firm.					X

23.03	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.					X

24.01	Power of Attorney (included on the signature page to this registration statement).					X